Exhibit 99.1

PRESS RELEASE
Corporate Headquarters
400 South Hope Street
25th Floor
Los Angeles, CA 90071
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Steve Iaco
Senior Managing Director
Investor Relations & Corporate Communications
212.984.6535

CBRE GROUP, INC. REPORTS STRONG FINANCIAL

RESULTS FOR FIRST-QUARTER 2016

Revenue up 39% (42% local currency)

Fee Revenue up 25% (28% local currency)

GAAP EPS of $0.24; Adjusted EPS of $0.36

Los Angeles, CA — April 28, 2016 — CBRE Group, Inc. (NYSE:CBG) today reported strong financial results for the first quarter ended March 31, 2016.

First-Quarter 2016 Results*

•                  Revenue for the first quarter totaled $2.8 billion, an increase of 39% (42% local currency(1)).  Fee revenue(2) increased 25% (28% local currency) to $1.8 billion.  The first quarter of 2016 included approximately $654 million of revenue from the acquired Global Workplace Solutions business.  Excluding the acquired Global Workplace Solutions business, revenue and fee revenue were both up 7% (10% local currency).

•                  On a U.S. GAAP basis, net income and earnings per diluted share decreased to $82.2 million and $0.24, respectively.  GAAP net income for the first quarter of 2016 was affected by $17.0 million of acquisition-related non-cash amortization, $11.6 million of integration costs associated with the Global Workplace Solutions acquisition, as well as $8.8 million incurred in the cost elimination program that the company referenced in its fourth quarter 2015 earnings release.

•                  Adjusted net income(3) rose 14% to $120.8 million, while adjusted earnings per share improved 13% to $0.36.

•                  Foreign currency movement, primarily the impact of marking to market of currency hedges, reduced earnings per diluted share and adjusted earnings per diluted share, by approximately $0.04 as compared to the prior-year first quarter.

•                  EBITDA(4) rose 3% to $252.6 million and Normalized EBITDA(4) increased 15% to $282.7 million. EBITDA and Normalized EBITDA were negatively impacted by $21.1 million and

*                 All percentage changes versus prior-year periods throughout this press release are in U.S. dollars, except where noted.

$22.0 million, respectively, of currency movement, primarily the marking to market of currency hedges in the first quarter of 2016 versus the first quarter of 2015.

•                  Normalized EBITDA margin on fee revenue was 15.6%.

Management Commentary

“We started 2016 with very strong performance,” said Bob Sulentic, CBRE’s president and chief executive officer. “Our people around the world worked together to again produce double-digit revenue and adjusted earnings per share growth, despite significant negative effects from currency hedges in the quarter.  Without this impact, adjusted earnings per share would be up 25%.”

Mr. Sulentic added: “CBRE continues to achieve market share gains by attracting and developing top talent and enabling them to leverage our powerful platform to provide superb insight and value to our clients.” Earlier this month, Forbes named CBRE the 15th best employer in America, reflecting the strength of the company’s culture.

Revenue growth was strong in each of CBRE’s three global regions. The Americas, the company’s largest business segment, saw revenue increase 29% (30% local currency). In EMEA (Europe, the Middle East & Africa), revenue rose by 72% (79% local currency) with all countries posting gains, highlighted by The Netherlands, Spain and the United Kingdom. In Asia Pacific (APAC), India and Japan were the catalysts for a 48% (54% local currency) increase in revenue.

Global leasing was exceptionally strong during the first quarter as revenue surged 15% (18% local currency).  The United States set the pace, with revenue up 20%, driven by a number of large transactions.  A broad range of countries also generated strong growth, including Canada, France, India, Italy and Japan. The United Kingdom showed growth of 7% (16% local currency).

The occupier outsourcing business line continued to benefit from strong underlying growth drivers, augmented by contributions from the acquired Global Workplace Solutions business. Excluding contributions from this acquisition, fee revenue improved 11% (17% local currency), with all three regions posting double-digit growth in local currency. (Note: leasing and sales revenue generated by contractual occupier clients is recorded in our leasing and sales revenue categories.)

On a global basis, property sales revenue grew 7% (9% local currency) with notable growth outside the United States. APAC registered the strongest growth with revenue up 12% (18% local currency), paced by Japan.  Strong gains in France, The Netherlands and Spain — as well as growth in the United Kingdom — resulted in a 4% (11% local currency) revenue increase in EMEA. The Americas saw revenue rise 6% (7% local currency). Commercial mortgage services revenue increased 3% (same in local currency), driven by higher loan origination volumes with banks.

Development Services also posted very strong revenue and earnings growth.  Projects in process in this business totaled $7.1 billion, up $1.6 billion from the first quarter of 2015.  The pipeline inventory totaled $3.1 billion, down $0.5 billion from a year ago, as development projects converted from pipeline to in-process.  In the Global Investment Management business, Assets Under Management totaled $89.7 billion at the end of the first quarter 2016.  This represents an increase of $0.7 billion from year-end 2015 or $0.3 billion in local currency.

The first quarter results reflect the ongoing evolution of CBRE’s business base toward more stable revenue.  Contractual fee revenue accounted for 46% of total fee revenue in the current quarter — up from 39% in the first quarter of 2015. Contractual fee revenue, plus leasing, rose to 74% of total fee revenue from 70% during the prior-year period.

First-Quarter 2016 Segment Results

The following tables present highlights of CBRE segment performance during the first quarter of 2016 (dollars in thousands):

	Americas			EMEA			Asia Pacific
		% Change from Q1 2015			% Change from Q1 2015			% Change from Q1 2015
	Q1 2016	USD	LC	Q1 2016	USD	LC	Q1 2016	USD	LC

Revenue	$1,583,559	29%	30%	$847,498	72%	79%	$308,524	48%	54%
Fee revenue	1,068,861	25%	26%	447,389	38%	45%	192,689	28%	34%
Fee revenue, excluding GWS	950,809	11%	12%	343,197	6%	13%	158,353	5%	11%
EBITDA	173,338	2%	2%	15,214	-16%	-10%	10,654	-26%	-29%
Normalized EBITDA	187,387	8%	8%	27,716	52%	63%	12,790	-12%	-15%

	Global Investment Management			Development Services
		% Change from Q1 2015			% Change from Q1 2015
	Q1 2016	USD	LC	Q1 2016	USD	LC

Revenue	$90,380	-18%	-15%	$16,773	37%	37%
EBITDA	21,536	-43%	-42%	31,875	476%	476%
Normalized EBITDA	22,915	-35%	-33%	31,875	476%	476%

First-quarter 2016 results were impacted by select items including acquisition-related integration expenses and charges associated with cost elimination actions. The company does not normalize for currency movements, including gains or losses from currency hedging. Accordingly, EBITDA and Normalized EBITDA were negatively impacted by foreign currency movements, primarily the marking to market of currency hedging. This reduced the current quarter Normalized EBITDA relative to the first quarter of 2015 as follows: Americas $4.9 million; EMEA $5.4 million; Asia Pacific $7.0 million; and Global Investment Management $4.7 million.

Business Outlook

“We are very encouraged by our strong start to 2016,” Mr. Sulentic said.  “As we look ahead, it is important to remember that the first quarter is typically our seasonally lightest quarter for revenue and earnings. As always, we caution against using the first quarter as a barometer of full year performance.  However, our business has positive momentum and the macro environment — while more cautious than a year ago — remains generally supportive, with consensus forecasts calling for continued modest economic growth in the U.S. and globally.”

CBRE continues to expect adjusted earnings-per-share in the range of $2.27 to $2.37 for full-year 2016.  This represents 13% year-on-year growth at the mid-point of the range.

Conference Call Details

The Company’s first-quarter earnings conference call will be held today (Thursday, April 28, 2016) at 8:00 a.m. Eastern Time.  A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the Company’s website at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 877-407-8037 for U.S. callers and 201-689-8037 for international callers.  A replay of the call will be available starting at 1 p.m. Eastern Time on April 28, 2016, and ending at midnight Eastern Time on May 5, 2016.  The dial-in number for the replay is 877-660-6853 for U.S. callers and 201-612-7415 for international callers.  The access code for the replay is 13633047.  A transcript of the call will be available on the Company’s Investor Relations website at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (in terms of 2015 revenue).  The Company has more than 70,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 400 offices (excluding affiliates) worldwide.  CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting.  Please visit our website at www.cbre.com.

The information contained in, or accessible through, the Company’s website is not incorporated into this press release.

Note: This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance (including adjusted earnings per share expectations), market share, and business outlook.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated; volatility and disruption of the securities, capital and credit markets; interest rate increases; the cost and availability of capital for investment in real estate; clients’ willingness to make real estate or long-term contractual commitments and other factors affecting the value of real estate assets, inside and outside the United States; foreign currency fluctuations; increases in unemployment and general slowdowns in commercial activity; trends in pricing and risk assumption for commercial real estate services; the effect of significant movements in average cap rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; declines in lending activity of Government Sponsored Enterprises, regulatory oversight of such activity and our mortgage servicing revenue from the U.S. commercial real estate mortgage market; our ability to diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to maintain EBITDA margins that enable us to continue investing in our platform and client service offerings; our ability to control costs relative to revenue growth; variations in historically customary seasonal patterns that cause our business not to perform as expected; changes in domestic and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, currency controls and other trade control laws), particularly in Russia, Eastern Europe and the Middle East, due to the rising level of political instability in those regions; our ability to identify, acquire and integrate synergistic and accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; our ability to retain and incentivize producers; the ability of our Global Investment Management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; our leverage under our debt instruments as well as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade; litigation and its financial and reputational risks to us;  the ability of CBRE Capital Markets to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; liabilities under guarantees, or for construction defects, that we incur in our Development Services business; our ability to compete globally, or in specific geographic markets or business segments that are material to us; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends; our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries; our ability to maintain our effective tax rate at or below current levels; and the effect of implementation of new accounting rules and standards.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in both our Annual Report on Form 10-K for the year ended December 31, 2015, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission (the SEC).  Such filings are available publicly and may be obtained on the Company’s website at www.cbre.com or upon written request from CBRE’s Investor Relations Department at investorrelations@cbre.com.

Note — CBRE has not reconciled the (non-GAAP) adjusted earnings per share guidance included in this release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort.

The terms “fee revenue,” “adjusted net income,” “adjusted earnings per share” (or adjusted EPS), “EBITDA” and “Normalized EBITDA,” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures.  We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with U.S. GAAP for those periods.

(1) Local currency percentage change is calculated by comparing current-period results at prior-period exchange rates versus prior-period results.

(2) Fee revenue is gross revenue less both client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients.

(3) Adjusted net income and adjusted earnings per share (or adjusted EPS) include the impact of adjusting the provision for income taxes to a normalized rate as well as exclude the effect of select charges from U.S. GAAP net income and U.S. GAAP earnings per diluted share.  Adjustments during the periods presented included the write-off of financing costs on extinguished debt, amortization expense related to certain intangible assets attributable to acquisitions, integration and other costs related to acquisitions, cost containment expenses and certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue.

(4) EBITDA represents earnings before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization.  Amounts shown for Normalized EBITDA further remove (from EBITDA) the impact of certain cash and non-cash charges related to acquisitions, cost containment expenses and certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue.

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015

(Dollars in thousands, except share data)

	Three Months Ended
	March 31,
	2016	2015

Revenue	$2,846,734	$2,052,503

Costs and expenses:
Cost of services	2,013,613	1,290,777
Operating, administrative and other	635,838	550,184
Losses (gains) on currency hedges	7,528	(18,409)
Depreciation and amortization	86,994	69,846
Total costs and expenses	2,743,973	1,892,398

Gain on disposition of real estate	4,819	—

Operating income	107,580	160,105

Equity income from unconsolidated subsidiaries(1)	57,301	15,451
Other income	3,215	1,087
Interest income	1,459	2,297
Interest expense	34,790	26,214
Write-off of financing costs on extinguished debt	—	2,685
Income before provision for income taxes	134,765	150,041
Provision for income taxes	50,125	56,903
Net income	84,640	93,138
Less: Net income attributable to non-controlling interests	2,473	201
Net income attributable to CBRE Group, Inc.	$82,167	$92,937

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$0.25	$0.28

Weighted average shares outstanding for basic income per share	333,992,935	331,976,907

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$0.24	$0.28

Weighted average shares outstanding for diluted income per share	337,506,232	335,698,590

EBITDA	$252,617	$246,288

(1)         Equity income from unconsolidated subsidiaries includes $47.4 million and $11.8 million for the three months ended March 31, 2016 and 2015, respectively, attributable to Development Services but does not include related compensation.  Both equity income and related compensation expense are included in EBITDA for that segment.

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015

(Dollars in thousands)

	Three Months Ended
	March 31,
	2016	2015(1)

Americas
Revenue	$1,583,559	$1,227,616
Costs and expenses:
Cost of services	1,099,391	787,117
Operating, administrative and other(2)	317,183	275,421
Depreciation and amortization	60,600	42,950
Operating income	$106,385	$122,128
EBITDA	$173,338	$170,062

EMEA
Revenue	$847,498	$494,024
Costs and expenses:
Cost of services	683,678	362,503
Operating, administrative and other(2)	149,315	114,290
Depreciation and amortization	15,005	14,792
Operating (loss) income	$(500)	$2,439
EBITDA	$15,214	$18,183

Asia Pacific
Revenue	$308,524	$208,366
Costs and expenses:
Cost of services	230,544	141,157
Operating, administrative and other(2)	67,281	52,747
Depreciation and amortization	4,181	3,846
Operating income	$6,518	$10,616
EBITDA	$10,654	$14,462

Global Investment Management
Revenue	$90,380	$110,224
Costs and expenses:
Operating, administrative and other(2)	72,390	70,753
Depreciation and amortization	6,620	7,611
Operating income	$11,370	$31,860
EBITDA	$21,536	$38,045

Development Services
Revenue	$16,773	$12,273
Costs and expenses:
Operating, administrative and other	37,197	18,564
Depreciation and amortization	588	647
Gain on disposition of real estate	4,819	—
Operating loss	$(16,193)	$(6,938)
EBITDA	$31,875	$5,536

(1)         During 2016, we changed our methodology for allocating certain costs to our reporting segments, including stock compensation, currency hedging and certain intercompany transactions.  Prior year amounts have been reclassified to conform with the current year presentation.  Such changes had no impact on our consolidated results.

(2)         Operating, administrative and other expenses includes gains and losses on currency hedges.

Non-GAAP Financial Measures

As noted above, the following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)	Fee revenue
(ii)	Net income attributable to CBRE Group, Inc., as adjusted (which we also refer to as “adjusted net income”)
(iii)	Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (which we also refer to as “adjusted earnings per share” or “adjusted EPS”)
(iv)	EBITDA and EBITDA, as adjusted (the latter of which we also refer to as “Normalized EBITDA”)

None of these measures is a recognized measurement under U.S. generally accepted accounting principles, or “U.S. GAAP,” and when analyzing our operating performance, readers should use them in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.  Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.

Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes, and the Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business.  The Company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.

With respect to fee revenue:  The Company believes that investors may find this measure useful to analyze the financial performance of our Occupier Outsourcing and Asset Services business lines and our business generally because it excludes costs reimbursable by clients, and as such provides greater visibility into the underlying performance of our business.

With respect to adjusted net income, adjusted EPS, EBITDA and Normalized EBITDA:  The Company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions—and in the case of EBITDA and Normalized EBITDA—the effects of financings and income tax and the accounting effects of capital spending.  All of these measures may vary for different companies for reasons unrelated to overall operating performance.  In the case of EBITDA and Normalized EBITDA, these measures are not intended to be measures of free cash flow for our management’s discretionary use because they do not consider cash requirements such as tax and debt service payments.  The EBITDA and Normalized EBITDA measures calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.  The Company also uses Normalized EBITDA and adjusted EPS as significant components when measuring our operating performance under our employee incentive compensation programs.

Fee revenue, which excludes from revenue client reimbursed pass through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients, is calculated as follows (dollars in thousands):

	Three Months Ended
	March 31,
	2016	2015

Consolidated
Revenue	$2,846,734	$2,052,503
Less: Pass through costs also recognized as revenue	1,030,642	597,363
Fee revenue	$1,816,092	$1,455,140

Occupier Outsourcing
Revenue(1)	$1,413,294	$694,863
Less: Pass through costs also recognized as revenue	897,300	461,535
Fee revenue(1)	$515,994	$233,328

Property Mangement
Revenue(1)	$250,674	$252,459
Less: Pass through costs also recognized as revenue	133,342	135,828
Fee revenue(1)	$117,332	$116,631

(1)  Excludes associated leasing and sales revenue.

Americas
Revenue	$1,583,559	$1,227,616
Less: Pass through costs also recognized as revenue	514,698	369,361
Fee revenue	$1,068,861	$858,255

EMEA
Revenue	$847,498	$494,024
Less: Pass through costs also recognized as revenue	400,109	170,119
Fee revenue	$447,389	$323,905

Asia Pacific
Revenue	$308,524	$208,366
Less: Pass through costs also recognized as revenue	115,835	57,883
Fee revenue	$192,689	$150,483

Net income attributable to CBRE Group, Inc., as adjusted (or adjusted net income), and diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (or adjusted EPS), are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended
	March 31,
	2016	2015

Net income attributable to CBRE Group, Inc.	$82,167	$92,937

Plus / minus:
Amortization expense related to certain intangible assets attributable to acquisitions, net of tax	17,016	11,109
Integration and other costs related to acquisitions, net of tax	11,643	1,960
Cost containment expenses, net of tax	8,788	—
Adjustment of taxes during the year to normalized rate	930	—
Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, net of tax	301	(1,691)
Write-off of financing costs on extinguished debt, net of tax	—	1,638
Net income attributable to CBRE Group, Inc. shareholders, as adjusted	$120,845	$105,953

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.36	$0.32

Weighted average shares outstanding for diluted income per share	337,506,232	335,698,590

EBITDA and EBITDA, as adjusted (or Normalized EBITDA), are calculated as follows (dollars in thousands):

	Three Months Ended
	March 31,
	2016	2015

Net income attributable to CBRE Group, Inc.	$82,167	$92,937

Add:
Depreciation and amortization	86,994	69,846
Interest expense	34,790	26,214
Write-off of financing costs on extinguished debt	—	2,685
Provision for income taxes	50,125	56,903
Less:
Interest income	1,459	2,297
EBITDA	252,617	246,288

Adjustments:
Integration and other acquisition related costs	17,173	3,213
Cost containment expenses	12,403	—
Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	490	(2,772)
EBITDA, as adjusted	$282,683	$246,729

EBITDA and EBITDA, as adjusted (or Normalized EBITDA), for segments are calculated as follows (dollars in thousands):

	Three Months Ended
	March 31,
	2016	2015(1)

Americas
Net income attributable to CBRE Group, Inc.	$71,518	$83,135
Adjustments:
Depreciation and amortization	60,600	42,950
Interest expense, net	20,926	3,546
Write-off of financing costs on extinguished debt	—	2,685
Royalty and management service income	(6,768)	(5,084)
Provision for income taxes	27,062	42,830
EBITDA	173,338	170,062
Integration and other costs related to acquisitions	10,691	3,213
Cost containment expenses	3,358	—
EBITDA, as adjusted	$187,387	$173,275
EMEA
Net loss attributable to CBRE Group, Inc.	$(12,135)	$(10,288)
Adjustments:
Depreciation and amortization	15,005	14,792
Interest expense, net	3,512	11,447
Royalty and management service (income) expense	(626)	1,190
Provision for income taxes	9,458	1,042
EBITDA	15,214	18,183
Cost containment expenses	7,022	—
Integration and other costs related to acquisitions	5,480	—
EBITDA, as adjusted	$27,716	$18,183
Asia Pacific
Net (loss) income attributable to CBRE Group, Inc.	$(2,570)	$3,786
Adjustments:
Depreciation and amortization	4,181	3,846
Interest expense, net	915	898
Royalty and management service expense	6,258	2,848
Provision for income taxes	1,870	3,084
EBITDA	10,654	14,462
Cost containment expenses	1,134	—
Integration and other costs related to acquisitions	1,002	—
EBITDA, as adjusted	$12,790	$14,462
Global Investment Management
Net income attributable to CBRE Group, Inc.	$7,284	$13,873
Adjustments:
Depreciation and amortization	6,620	7,611
Interest expense, net	7,697	7,684
Royalty and management service expense	1,136	1,046
(Benefit of) provision for income taxes	(1,201)	7,831
EBITDA	21,536	38,045
Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	490	(2,772)
Cost containment expenses	889	—
EBITDA, as adjusted	$22,915	$35,273
Development Services
Net income attributable to CBRE Group, Inc.	$18,070	$2,431
Adjustments:
Depreciation and amortization	588	647
Interest expense, net	281	342
Provision for income taxes	12,936	2,116
EBITDA	$31,875	$5,536

(1)         During 2016, we changed our methodology for allocating certain costs to our reporting segments, including stock compensation, currency hedging and certain intercompany transactions.  Prior year amounts have been reclassified to conform with the current year presentation.  Such changes had no impact on our consolidated results.

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,
	2016	2015

Assets:
Cash and cash equivalents(1)	$489,229	$540,403
Restricted cash	63,372	72,764
Receivables, net	2,344,825	2,471,740
Warehouse receivables(2)	724,508	1,767,107
Property and equipment, net	528,350	529,823
Goodwill and other intangibles, net	4,550,202	4,536,466
Investments in and advances to unconsolidated subsidiaries	220,533	217,943
Other assets, net	914,116	881,697
Total assets	$9,835,135	$11,017,943

Liabilities:
Current liabilities, excluding those related to long-term debt	$2,661,965	$3,208,932
Warehouse lines of credit(2)	714,377	1,750,781
Revolving credit facility	280,000	—
Senior term loans, net	872,916	877,899
5.00% senior notes, net	789,453	789,144
4.875% senior notes, net	590,650	590,469
5.25% senior notes, net	422,017	421,964
Other debt	87	79
Other long-term liabilities	636,972	619,605
Total liabilities	6,968,437	8,258,873

Equity:
CBRE Group, Inc. stockholders’ equity	2,817,595	2,712,652
Non-controlling interests	49,103	46,418
Total equity	2,866,698	2,759,070
Total liabilities and equity	$9,835,135	$11,017,943

(1)         Includes $64.0 million and $70.2 million of cash in consolidated funds and other entities not available for Company use as of March 31, 2016 and December 31, 2015, respectively.

(2)         Represents loan receivables, the majority of which are offset by borrowings under related warehouse line of credit facilities.